Exhibit 10.2

NOTICE OF GRANT OF RESTRICTED STOCK (DIRECTOR)

AND AWARD AGREEMENT

Name of Director

Date of Grant	June 1, 2019

Number of Shares of Restricted Stock	[ ]

Vesting Schedule	Shares shall vest on the earlier to occur of (i) the termination of the service as a director other than because of removal or (ii) May 1, 2020

By accepting this agreement, you and Cimarex Energy Co. (the “Company”) agree that the Restricted Stock is granted under and governed by the terms and conditions of the Company’s 2019 Equity Incentive Plan (the “Plan”) and the Award Agreement (the “Agreement”), both of which are attached and made a part of this document.  In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan will prevail.

CIMAREX 2019 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD (DIRECTOR) NOTICE OF GRANT AND AWARD AGREEMENT

AWARD AGREEMENT

1.                                      Grant of Restricted Stock.  The Company grants you Shares of Restricted Stock as set forth in the foregoing Notice of Grant.  The Shares of Restricted Stock may be evidenced in the manner the Company deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates.

2.                                      Restrictions on Transfer.  You shall not sell, assign, transfer by gift or otherwise, pledge, hypothecate, or otherwise dispose of, by operation of law or otherwise, any of the Shares for the period commencing on the Date of Grant and ending on the date that the shares become fully vested as provided in Section 3 or as otherwise permitted by this Agreement or the terms of the Plan.

3.                                      Vesting.  Except as otherwise provided in this Agreement, the Restricted Stock shall vest on the earlier to occur of (i) the termination of the service as a director other than because of removal or (ii) May 1, 2020.

4.                                      Termination of Service.

(a)                                 Death or Disability.  If your service on the Company’s Board of Directors terminates on account of death or Disability, any unvested Shares will be fully vested and payable on the date of such death or disability.

(b)                                 Removal.  If you are removed from service as a director in accordance with the Company’s Bylaws, your Restricted Stock will be forfeited, and you shall immediately transfer and assign to the Company, without any consideration, all unvested Restricted Stock, and you shall not exercise any of the privileges or rights of a stockholder with respect to the unvested Restricted Stock.

5.                                      Change in Control.  Upon the occurrence of a Change in Control, the Restricted Stock will be fully vested and freely transferable, except that you shall not make any sale or transfer that would conflict with or violate any of the provisions of the Securities Act of 1933 or applicable state securities laws or the Company’s insider trading policy.  The Committee may also provide for the assumption or substitution of the Restricted Stock by the surviving entity on terms comparable to the terms of this Agreement and may make any other provision for the Restricted Stock as the Committee, in its sole discretion, deems appropriate.

6.                                      Removal of Restrictions.  Upon the vesting of the Restricted Stock, the Company shall deliver Shares to you.  The Company may elect to electronically deliver the Shares to a brokerage account designated by you.

7.                                      Effect of Prohibited Transfer.  If any transfer of Shares of Restricted Stock is made or attempted to be made contrary to the terms of this Agreement, the Company will have the right to acquire, without the payment of any consideration, such Shares from you or your transferee, at any time before or after a prohibited transfer.  In addition to any other legal or equitable remedies it may have, the Company may enforce its rights to specific performance to the extent permitted by law and may exercise such other equitable remedies then available to it.  The Company may refuse for any purpose to recognize any transferee who receives Shares contrary to the provisions of this Agreement as a stockholder and may retain and/or recover all dividends on such Shares that were paid or payable subsequent to the date on which the prohibited transfer was made or attempted.

8.                                      Adjustments to the Stock.  During the Restriction Period, the Plan provides for certain adjustments to the number of Shares in connection with a reorganization or other changes to the Company’s common stock.

9.                                      Rights as a Stockholder.  You will have the right to receive dividends and to vote the Shares of any unvested Shares.  If any dividends or distributions are paid in Shares of Common Stock, all of these Shares will be subject to the same restrictions on transferability as the Shares of Restricted Stock with respect to which they were paid.

10.                               Miscellaneous.

(a)                                 Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be delivered electronically, personally or mailed (U.S. Mail) by the Company to you at your then current address as maintained by the Company or such other address as you may advise the Company in writing.  Any such notice shall be deemed to have been given as of the second day after deposit in the United States mails, postage prepaid, properly  addressed as set forth in this paragraph, in the case of a mailed notice, or as of the date delivered in the case of electronic or personal delivery.

(b)                                 Amendment.  Except as provided herein or in the Plan this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and you.

(c)                                  Defined Terms.  Capitalized terms shall have the meaning set forth in the Plan or herein, as the case may be.

(d)                                 Construction; Severability.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(e)                                  Waiver.  Any provision contained in this Agreement may be waived, either generally or in any particular instance, by the Committee appointed under the Plan, but only to the extent permitted under the Plan.

(f)                                   Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company and the Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns.

(g)                                  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Date of Grant.

CIMAREX ENERGY CO.

By
Thomas E. Jorden
Chief Executive Officer and President

DIRECTOR